Exhibit 99.1
Franklin Bank Corp. Submits Call Report for Second Quarter 2008
HOUSTON, July 31, 2008 (PRIME NEWSWIRE) — On July 30, 2008, Franklin Bank, S. S. B. (the “Bank”), a subsidiary of Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”), submitted to the Federal Deposit Insurance Corporation (the “FDIC”) a call report as of and for the six months ended June 30, 2008 (the “June Call Report”). According to the June Call Report, at June 30, 2008, the Bank was well capitalized.
The Bank is required to submit to the FDIC, on a quarterly basis, its Consolidated Reports of Condition and Income, referred to herein as “call reports.” The Bank’s call reports are prepared in accordance with instructions issued by the Federal Financial Institutions Examination Council and include a balance sheet, income statement, changes in equity capital and other supporting schedules as of the end of the period covered by each call report. The publicly available portions of the Bank’s call reports are available on the FDIC’s website at http://www4.fdic.gov/call_tfr_rpts/.
The financial results reported in the Bank’s call reports submitted to the FDIC reflect the operations of the Bank only, and do not include holding company operations of Franklin. In addition, financial information contained in the Bank’s call reports is unaudited and has not been reviewed by Franklin’s independent accountants. As previously reported, Franklin’s filing of its annual report on Form 10-K, including its audited financial statements, for the year ended December 31, 2007 has been delayed. While the June Call Report reflects the best information available as of the time of its submission, the information in the June Call Report is subject to possible revision in connection with the audit of Franklin’s financial statements since the books and records of Franklin for 2007 have not yet been closed. Accordingly, the information contained in the June Call Report is subject to these and the other qualifications contained in this press release.
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on Nasdaq in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through an offering of Franklin’s Series A Non-Cumulative Perpetual Preferred Stock that is now trading on The American Stock Exchange (“AMEX”) under the ticker symbol FBK-P.LF.
Through the Bank, Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. The Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, the Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. The Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of

Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the result of the Bank’s regulator examinations, the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the actions of the Nasdaq and AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which Franklin or the Bank is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999